UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013

Fifth Street Senior Floating Rate Corp. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction)	001-35999 (Commission File Number)	61-1713295 (IRS Employer Identification No.)
10 Bank Street, 12th Floor White Plains, NY (Address of principal executive offices)		10606 (Zip Code)
Registrant’s telephone number, including area code: (914) 286-6800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 1, 2013, FS Senior Funding LLC (the “Borrower”), a wholly-owned, special purpose financing subsidiary of Fifth Street Senior Floating Rate Corp. (“FSFR”), entered into a $100 million revolving credit facility (the “Credit Facility”) with the lenders referred to therein, Natixis, New York Branch, as administrative agent, and U.S. Bank National Association, as collateral agent and custodian.

Borrowings under the Credit Facility are subject to certain customary advance rates and accrue interest at a rate equal to either the applicable commercial paper rate (subject to an overall cap) plus 1.90% in the case of a lender that is a commercial paper conduit or otherwise the three-month London Interbank Offered Rate (“LIBOR”) plus 2.00% per annum. In addition, there is a commitment fee payable on the undrawn amount under the Credit Facility equal to 1.00% (or 0.50% for the first six months after the closing date) of such undrawn amount. Interest and commitment fees are payable quarterly in arrears. The reinvestment period under the Credit Facility ends 18 months after the closing date and the Credit Facility will mature on November 1, 2021.

The Borrower was formed for the limited purpose of entering into the Credit Facility and for activities incidental thereto. Pursuant to a loan sale and contribution agreement, FSFR may contribute cash or debt securities to the Borrower from time to time, subject to certain restrictions set forth in the Credit Facility, and will retain a residual interest in any assets contributed through its ownership of the Borrower or will receive fair market value for any debt securities sold to the Borrower. The Borrower may purchase additional debt securities from various sources. The Borrower has appointed FSFR to manage its portfolio of debt securities pursuant to the terms of a collateral management agreement concerning customary servicing functions in exchange for senior and subordinated collateral management fees. The Borrower’s obligations to the lenders under the Credit Facility are secured by a first priority security interest in substantially all of the assets of the Borrower, including its portfolio of debt securities. The obligations of the Borrower under the Credit Facility are recourse to FSFR only to the extent of its equity interest in the Borrower and to the extent of any customary indemnification obligations contained in the agreements relating to the Credit Facility.

The Borrower paid a structuring fee and incurred certain other customary costs and expenses in connection with the Credit Facility.

The agreements relating to the Credit Facility require the Borrower to, among other things; (i) make representations and warranties regarding the collateral, (ii) agree to certain indemnification obligations and (iii) comply with various covenants, financial ratios, portfolio concentration restrictions, limitations on acquiring and disposing of assets, reporting requirements and other customary requirements for similar credit facilities. The agreements relating to the Credit Facility also include usual and customary default provisions such as failing to make timely payments under the facility, Fifth Street Management LLC (or any approved replacement thereof) no longer serving as the investment adviser to FSFR, and the Borrower failing to materially perform under the Credit Facility, which, if not complied with, could accelerate repayment thereunder, thereby materially and adversely affecting the liquidity, financial condition and results of operations of the Borrower and FSFR.

FSFR will use the Credit Facility to fund a portion of its loan origination activities with respect to primarily senior secured loans and for general corporate purposes. Each loan origination under the Credit Facility is subject to the satisfaction of certain conditions. FSFR cannot be assured that the Borrower will be able to borrow funds under the Credit Facility at any particular time or at all.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the agreements relating to the Credit Facility filed as exhibits hereto and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Credit Agreement by and among the lenders referred to therein, FS Senior Funding LLC, Natixis, New York Branch, and U.S. Bank National Association, dated as of November 1, 2013.
10.2	Loan Sale and Contribution Agreement by and between FS Senior Funding LLC and Registrant, dated as of November 1, 2013.
10.3	Collateral Management Agreement by and between FS Senior Funding LLC and Registrant, dated as of November 1, 2013.
99.1	Press release dated November 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2013	FIFTH STREET SENIOR FLOATING RATE CORP.
By: /s/ David H. Harrison
Name: David H. Harrison
Title: Chief Compliance Officer